Exhibit for Item 77Q3:
The Registrant is filing this Amendment to its Certified Shareholder Report on Form NSAR-A filed with the Securities and Exchange Commission on June 28, 2012 to amend, among other things, certain information in the Fund’s financial statements. Certain items in the following screens have been revised: 28, 34, 35, 36, 39. Other than the revisions addressed by these sections, this Form NSAR-A/A does not reflect events occurring after the filing of the original Form NSAR-A.